Exhibit 10.3

PROMISSORY NOTE

$6,000,000	Effective Date: August 1, 2004

1. Amount; Obligation to Pay; Interest Rate. FOR VALUE RECEIVED, as hereinafter set forth and at the times hereinafter stated, Segmentz, Inc. (the “Maker”) promises to pay to Mike Welch, John Welch, Jim Welch, Keith Avery and Ralf Mojsiejenko (the “Payees”), in funds constituting legal tender of the United States of America, the principal sum of SIX MILLION DOLLARS ($6,000,000), with interest as set forth in Paragraph 2 hereof.

2. Interest Rate. Interest shall accrue on the unpaid principal balance of this Note from September 2, 2004, until all amounts under this Note are paid in full, at the rate of three percent (3%) per year, calculated on a 365/366 day year, as applicable.

3. Terms. This Note shall be paid in one lump sum on or before September 7, 2004

4. Manner and Place of Payment; Holidays. All payments on this Note shall be made in coin or currency which, at the time or times of payment, constitute legal tender for public or private debts in the United States of America. All payments on this Note shall be made by wire transfer to the Payees as set forth on the attached Exhibit A. If the prescribed date of payment of any of the principal or interest hereon is a Saturday, Sunday or legal holiday, such payment shall be due on the next succeeding business day.

5. Events of Default and Acceleration. Time is of the essence of this Note. The occurrence of any of the following events shall constitute an “Event of Default” hereunder: (i) Maker’s failure to pay timely any amount due hereunder; (ii) bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against Maker and, if instituted against Maker, Maker shall by any action or answer approve of, consent to or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding or such proceedings shall not be dismissed within ninety (90) calendar days thereafter; or (iii) any breach by Maker of any of the terms of this Note. If any such Event of Default occurs, Payees may, then or at any time thereafter, with notice, and at their option, accelerate maturity and cause the entire unpaid balance of this Note to become immediately due and payable. If Payees waive Payees’ right to accelerate maturity as a result of an Event of Default hereunder, either one or more time or repeatedly, nevertheless Payees shall not be deemed to have waived the right to require strict compliance with the terms of this Note thereafter.

6. Application of Payments. All sums paid hereon shall be applied first to the payment of accrued interest due on the unpaid principal balance and the remainder to the reduction of unpaid principal.

7. Parties in Interest. This Note may not be assigned by Payees without the prior written consent of Maker, and may not be assigned by Maker without the prior written consent of Payees. This Note will be binding in all respects upon Maker and inure to the benefit of Payees and its permitted successors and assigns.

8. Definitions. The terms “Maker” and “Payees” and other nouns and pronouns include the singular and/or the plural, as appropriate. The terms “Maker” and “Payees” also include their respective heirs, personal representatives, permitted successors and assigns. The term “Payees” includes subsequent permitted holders of this Note.

9. Choice of Law; Venue. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without regard to the principles of conflicts of law thereof. Each party agrees that all proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Note (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in Broward County, Florida. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Broward County, Florida for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such proceeding is improper. The parties hereto hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby.

10. Notice. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given one (1) business day after delivery to an overnight carrier, or, if sent by facsimile, upon receipt of a confirmation of delivery:

If to Maker:	Segmentz, Inc.
18302 Highwoods Preserve Parkway, Suite 100
Tampa, Florida 33647
Attn: Allan Marshall, Chief Executive Officer

Copy to:	Adorno & Yoss, P.A.
350 East Las Olas Boulevard, Suite 1700
Fort Lauderdale, Florida 33301
Attn: Clint J. Gage, Esq.

If to Payees:	Passaro & Kahne Law Office, PLLC
2900 S. State Street, Suite 3 East
St. Joseph, MI 49085
Attn: William Westerbeke

THIS NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, Maker has executed this Note effective as of the date first set forth above.

MAKER:

Segmentz, Inc.

By:	/s/ Allan Marshall
Name:	Allan Marshall
Its:	Chief Executive Officer

Exhibit A

Payment Instructions

Excluded from Filing.

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